Timken Announces 2010 Results and 2011 Outlook

CANTON, Ohio, Jan. 27, 2011 /PRNewswire/ --

  Sales of $4.1 billion up 29%, fueled by mobile and industrial demand
  Company delivers strong operating performance
  Record earnings forecasted for 2011

The Timken Company (NYSE: TKR) today reported sales of $4.1 billion for 2010, an increase of 29 percent from the prior year. Light-vehicle demand provided an early boost in sales and remained strong throughout the year. In the second half, accelerated demand in the heavy-truck, off-highway, energy and industrial distribution sectors further increased top-line growth. Surcharges and pricing contributed to the sales increase as well.

(Logo: http://photos.prnewswire.com/prnh/20100210/TIMKENLOGO)

In 2010, Timken earned $267.4 million from continuing operations net of non-controlling interest, or $2.73 per diluted share. In the prior year, the company's continuing operations incurred a loss of $61.4 million net of non-controlling interest, or $0.64 per share.

"We are pleased with our performance in 2010.  Our strong profitability and cash flow, leveraging this mild economic recovery, demonstrate that our efforts over the past few years to transform the company are succeeding," said James W. Griffith, Timken president and chief executive officer.  "Timken is emerging as a stronger company, focused on performance for our customers and our shareholders.  These improvements provide a firm foundation for our future growth."

In 2010, excluding special items, Timken posted $288.9 million in income from continuing operations net of non-controlling interest, or $2.95 per diluted share. That compares with 2009 income of $50.9 million from continuing operations, net of non-controlling interest, or $0.53 per share.

Compared with the prior year, the company's 2010 performance benefited from higher volume, pricing and surcharges, as well as an improved cost structure and greater manufacturing efficiencies. Increased raw-material costs and related LIFO charges partially offset these benefits, in addition to higher selling and administrative costs from the company's performance-based compensation plans.

Special items for continuing operations in 2010 totaled $21.5 million of expense, net of tax, principally associated with manufacturing rationalization and restructuring activities. In 2009, special items for continuing operations amounted to $112.3 million of expense, net of tax, and included impairment charges as well as severance associated with the company's cost-reduction efforts.

During the past year, the company took significant actions to strengthen both its operational and performance capabilities. The company:

  Introduced a record number of new products, including materials, components and assemblies. Examples include wind energy products for multi-megawatt wind turbines and proprietary new wear-resistant bearing technology that outperforms conventional coatings;
  Launched a new engineering system to reduce concept-to-commercialization time;
  Opened its wind bearing facility in Xiangtan, China, and a distribution center in Duncan, South Carolina, as well as announced a number of investments in its Canton, Ohio, steel operations to improve productivity and safety;
  Expanded its sales infrastructure in Asia, adding offices in Indonesia, China and Vietnam;
  Completed the last major implementation phase of its SAP "Project O.N.E." global enterprise system;
  Acquired QM Bearings, headquartered in Ferndale, Wash., extending its industrial product line with spherical roller bearing steel-housed units and couplings;
  Purchased the assets of City Scrap & Salvage Co. in Akron, Ohio, to improve supply of raw materials to its steel facilities in Canton;
  Increased shareholder dividends twice during the year, restoring the quarterly dividend to the pre-recession level of 18 cents per share; and
  Made $230 million in contributions to defined benefit pension plans and established a VEBA (voluntary employee benefits arrangement) trust to pre-fund retiree-medical costs with an initial $54-million contribution.

Fourth-Quarter Results

For the quarter ended Dec. 31, 2010, Timken reported sales of $1.1 billion, an increase of 38 percent from the same period in 2009. The increase reflects strengthening global demand across most of the company's end markets, higher surcharges and pricing.

In the fourth quarter of 2010, the company generated income from continuing operations of $0.87 per diluted share net of non-controlling interest, compared with a fourth-quarter loss of $0.08 per share in 2009.  Special items recorded in the fourth quarter totaled $0.13 per share of income, including a one-time tax benefit related to the VEBA trust. That benefit was partially offset by restructuring charges.

Excluding special items, income from continuing operations was $0.74 per diluted share net of non-controlling interest, compared with $0.31 per share for the same period last year. When compared with the year-earlier period, the company's performance benefited from higher volume, surcharges, pricing and manufacturing efficiencies, partially offset by higher raw-material costs and related LIFO charges, as well as higher selling and administrative costs.

As of Dec. 31, 2010, total debt was $514 million, or 20.9 percent of capital.  At year-end, the company had cash of $877 million, or $363 million in excess of total debt, compared with a net cash position of $243 million as of Dec. 31, 2009. The company generated $313 million in net cash from operating activities in 2010, with free cash flow (net of capital expenditures and dividends) of $146 million. The improvement reflects the benefit of strong earnings, partially offset by working capital requirements in support of higher demand, as well as pension and VEBA trust contributions. Excluding the fourth-quarter discretionary pension and VEBA contributions of $154 million, free cash flow was $249 million. The company's available liquidity was $1.8 billion at Dec. 31, 2010.

Bearings and Power Transmission Group Results

Timken's Bearings and Power Transmission Group posted sales of $2.8 billion in 2010, up 13 percent from the prior year. The group earned $383 million before interest and taxes (EBIT) during the year, an increase of 73 percent from 2009.

The group's fourth-quarter sales in 2010 were $721.8 million, up 17 percent from the 2009 comparison. The group's EBIT in the fourth quarter was $94.6 million, an increase of 32 percent from the previous year.

Mobile Industries Segment Results

Mobile Industries' sales were $1.6 billion in 2010, up 25 percent from $1.2 billion a year ago. The increase reflects recovering demand across all mobile sectors, except rail, as well as pricing.

Mobile Industries achieved record EBIT of $223.5 million for the year, up significantly from $30.5 million earned in 2009. Higher volume, better manufacturing utilization and pricing drove the increase, partially offset by a change in LIFO reserve and higher selling and administrative costs.

Fourth-quarter sales for the Mobile Industries segment in 2010 were $388.6 million, compared with $324.6 million in sales the same period last year. The 20-percent increase reflects stronger demand, led by the off-highway and heavy-truck market sectors, and pricing. EBIT in the fourth quarter of 2010 was $52 million, up from $31.1 million earned in the fourth quarter of 2009. Higher volume and pricing drove the increase, partially offset by higher LIFO charges and selling and administrative costs.

Process Industries Segment Results

Sales for the Process Industries segment were $903.4 million in 2010, an increase of 12 percent from $808.7 million a year ago. Recovering industrial distribution demand in the second half of the year and growth in Asia drove the increase.

Process Industries generated $138.2 million in EBIT for the year, up 17 percent from the prior year's EBIT of $118.5 million.  The increase reflects the impact of higher volume and better manufacturing utilization, partially offset by higher material costs, related LIFO charges, and selling and administrative costs.

Process Industries' fourth quarter 2010 sales were $250.7 million, compared with $189.6 million in the fourth quarter last year. The 32-percent increase reflects stronger industrial distribution demand, principally in North America, as well as continued growth in Asia, including wind energy. Fourth quarter EBIT was $45.2 million, up 89 percent from last year's EBIT of $23.9 million. Higher volume and better manufacturing utilization drove the increase, partially offset by LIFO charges and higher selling and administrative costs.

Aerospace and Defense Segment Results

The Aerospace and Defense segment reported sales of $338.3 million in 2010, down 19 percent from $417.7 million a year ago. The decline reflects weak demand in the defense, commercial and general aviation sectors.

The segment's 2010 EBIT fell to $21.2 million, compared with EBIT of $72.5 million a year ago. The decline reflects lower sales and manufacturing utilization, higher LIFO inventory expense and selling and administrative costs.

Aerospace and Defense sales fell 17 percent to $82.5 million in fourth quarter, compared with $99 million the prior year. The decline reflects reduced demand, especially in the defense sector. The business incurred a loss of $2.6 million for the quarter, versus EBIT of $16.6 million a year ago, driven by lower sales volume and manufacturing utilization, as well as a change in LIFO reserve and higher selling and administrative costs.  Also during the quarter, the business incurred $7 million of expense to increase inventory and warranty reserves.

Steel Group Results

Timken's Steel Group posted 2010 sales of $1.4 billion, including inter-group sales, an increase of 90 percent over 2009 sales of $714.9 million, reflecting increased demand across all of the group's major markets. Raw material surcharges increased approximately $250 million from a year ago.

The Steel Group achieved EBIT income of $146.3 million in 2010, compared with a loss of $57.9 million in 2009.  The increase reflects strong demand, surcharges and improved manufacturing utilization, which was partially offset by higher material costs and a change in LIFO reserve.

The Steel Group recorded $379.8 million in sales, including inter-group sales, in the fourth quarter, up 119 percent from the prior year's fourth-quarter sales of $173.5 million. Stronger demand, particularly in the industrial and oil and gas market sectors, and surcharges contributed to the improvement.  Surcharges increased approximately $65 million from the fourth quarter last year. EBIT in the fourth quarter was $42 million, up from last year's fourth-quarter EBIT of $2.5 million. Stronger demand, improved mix, surcharges and manufacturing utilization were the primary drivers of the increase, partially offset by higher material costs and the change in LIFO reserve.

Outlook

The company expects the global economy to grow modestly in 2011 following 2010's recovery. Timken is projecting its 2011 sales to increase approximately 10 to 15 percent from 2010 sales. In its business segments for the full year, Timken expects:

  Mobile Industries sales to be up slightly, as growth in the segment's end markets should be mostly offset by sales attrition in the light-vehicle sector from past pricing actions;
  Process Industries sales to be up approximately 10 to 15 percent, reflecting strengthening global industrial distribution, growth in Asia and sales from new product lines;
  Aerospace and Defense segment sales to increase approximately 5 to 10 percent, driven by increased demand in commercial aerospace, and health and positioning control markets; and
  Steel Group sales to increase 20 to 25 percent, reflecting improved demand across all market sectors, as well as surcharges.

Beginning in 2011, Timken will discontinue its practice of excluding special items when providing earnings estimates. On that basis, the company expects to achieve full-year 2011 earnings from continuing operations ranging from $3.30 to $3.60 per diluted share, assuming a 34-percent tax rate, versus 2010 results of $2.73 per share. The company expects cash from operating activities to be approximately $340 million, after $100 million of discretionary pension contributions. Free cash flow is expected to be approximately $50 million after capital expenditures of around $220 million and dividends of approximately $70 million.

Conference Call Information

The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Thursday, Jan. 27, 2011
1:00 p.m. Eastern Time

All Callers:	Live Dial-In: 800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 15482433

Replay Dial-In through Feb. 4, 2011:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors

About The Timken Company

The Timken Company keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers' machinery to perform more efficiently and reliably. With sales of $4.1 billion in 2010 and operations in 27 countries with approximately 20,000 people, Timken is Where You Turn™ for better performance.

Certain statements in this news release (including statements regarding the company's forecasts, estimates and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading "Outlook", are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the fourth quarter and full year of 2010; the company's ability to respond to the changes in its end markets that could affect demand for the company's products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; fluctuations in raw material and energy costs and their impact on the operation of the company's surcharge mechanisms; the impact of the company's last-in, first-out accounting; weakness in global economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the impact on operations of general economic conditions, higher or lower raw material and energy costs, fluctuations in customer demand, and the company's ability to achieve the benefits of its ongoing programs and initiatives. These and additional factors are described in greater detail in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2009, page 50, and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The company undertakes no obligation to update or revise any forward-looking statement.

Contacts - Media: Lorrie Paul Crum, Ofc: 330.471.3514; Mob: 330.224.5021. lorrie.crum@timken.com; Investors: Steve Tschiegg, Ofc: 330.471.7446. steve.tschiegg@timken.com, The Timken Company.

(Unaudited)
CONDENSED CONSOLIDATED STATEMENT OF INCOME	AS REPORTED				AS ADJUSTED (1)
(Dollars in millions, except share data)	Q4 2010	Q4 2009	Full Year 2010	Full Year 2009	Q4 2010	Q4 2009	Full Year 2010	Full Year 2009
Net sales	$ 1,070.7	$ 774.6	$ 4,055.5	$ 3,141.6	$ 1,070.7	$ 774.6	$ 4,055.5	$ 3,141.6
Cost of products sold	803.7	596.8	3,028.3	2,550.7	803.7	596.8	3,028.3	2,550.7
Manufacturing rationalization / reorganization expenses - cost of products sold	1.4	4.6	5.5	8.2	-	-	-	-
Gross Profit	265.6	173.2	1,021.7	582.7	267.0	177.8	1,027.2	590.9
Selling, general & administrative expenses (SG&A)	149.7	112.7	563.0	469.8	149.7	112.7	563.0	469.8
Rationalization / reorganization expenses - SG&A	0.1	1.3	0.8	2.9	-	-	-	-
Impairment and restructuring	12.3	80.0	21.7	164.1	-	-	-	-
Operating Income (Loss)	103.5	(20.8)	436.2	(54.1)	117.3	65.1	464.2	121.1
Other income (expense)	2.5	(2.0)	1.5	1.9	2.5	(2.0)	1.5	1.9
Special items - other income (expense)	2.0	(1.4)	2.3	(2.0)	-	-	-	-
Earnings (Loss) Before Interest and Taxes (EBIT) (2)	108.0	(24.2)	440.0	(54.2)	119.8	63.1	465.7	123.0
Interest expense, net	(8.1)	(14.1)	(34.5)	(40.0)	(8.1)	(14.1)	(34.5)	(40.0)
Income (Loss) From Continuing Operations Before Income Taxes	99.9	(38.3)	405.5	(94.2)	111.7	49.0	431.2	83.0
Provision (benefit) for income taxes	13.3	(31.1)	136.0	(28.2)	37.6	19.2	139.8	30.6
Income (Loss) From Continuing Operations	86.6	(7.2)	269.5	(66.0)	74.1	29.8	291.4	52.4
Income (loss) from discontinued operations, net of income taxes (3)	4.0	(12.7)	7.4	(72.6)	-	9.4	-	(20.2)
Net Income (Loss)	90.6	(19.9)	276.9	(138.6)	74.1	39.2	291.4	32.2
Less: Net Income (Loss) Attributable to Noncontrolling Interest	0.3	0.3	2.1	(4.6)	0.7	0.2	2.5	1.5
Net Income (Loss) Attributable to The Timken Company	$ 90.3	$ (20.2)	$ 274.8	$ (134.0)	$ 73.4	$ 39.0	$ 288.9	$ 30.7

Net Income (Loss) per Common Share Attributable to The Timken Company Common Shareholders

Basic Earnings (Loss) Per Share - Continuing Operations	$ 0.89	$ (0.08)	$ 2.76	$ (0.64)	$ 0.76	$ 0.31	$ 2.98	$ 0.53
Basic Earnings (Loss) Per Share - Discontinued Operations	0.04	(0.13)	0.07	(0.75)	-	0.09	-	(0.21)
Earnings (Loss) Per Share	$ 0.93	$ (0.21)	$ 2.83	$ (1.39)	$ 0.76	$ 0.40	$ 2.98	$ 0.32

Diluted Earnings (Loss) Per Share - Continuing Operations	$ 0.87	$ (0.08)	$ 2.73	$ (0.64)	$ 0.74	$ 0.31	$ 2.95	$ 0.53
Diluted Earnings (Loss) Per Share - Discontinued Operations	0.04	(0.13)	0.08	(0.75)	-	0.09	-	(0.21)
Earnings (Loss) Per Share	$ 0.91	$ (0.21)	$ 2.81	$ (1.39)	$ 0.74	$ 0.40	$ 2.95	$ 0.32

Average Shares Outstanding	96,953,340	96,212,813	96,535,273	96,135,783	96,953,340	96,212,813	96,535,273	96,135,783
Average Shares Outstanding - assuming dilution	98,493,583	96,212,813	97,516,202	96,135,783	98,493,583	96,212,813	97,516,202	96,135,783

(Unaudited)
BUSINESS SEGMENTS
(Dollars in millions, except share data)	Q4 2010	Q4 2009	Full Year 2010	Full Year 2009

Mobile Industries Segment
Net sales to external customers	$ 388.3	$ 324.6	$ 1,560.3	$ 1,245.0
Intergroup sales	0.3	-	0.3	-
Total net sales	$ 388.6	$ 324.6	$ 1,560.6	$ 1,245.0
Adjusted earnings before interest and taxes (EBIT) (2)	$ 52.0	$ 31.1	$ 223.5	$ 30.5
Adjusted EBIT Margin (2)	13.4%	9.6%	14.3%	2.4%

Process Industries Segment
Net sales to external customers	$ 249.4	$ 189.1	$ 900.0	$ 806.0
Intergroup sales	1.3	0.5	3.4	2.7
Total net sales	$ 250.7	$ 189.6	$ 903.4	$ 808.7
Adjusted earnings before interest and taxes (EBIT) (2)	$ 45.2	$ 23.9	$ 138.2	$ 118.5
Adjusted EBIT Margin (2)	18.0%	12.6%	15.3%	14.7%

Aerospace and Defense Segment
Net sales to external customers	$ 82.5	$ 99.0	$ 338.3	$ 417.7
Adjusted (loss) earnings before interest and taxes (EBIT) (2)	$ (2.6)	$ 16.6	$ 21.2	$ 72.5
Adjusted EBIT Margin (2)	-3.2%	16.8%	6.3%	17.4%

Total Bearings and Power Transmission Group
Net sales to external customers	$ 720.2	$ 612.7	$ 2,798.6	$ 2,468.7
Intergroup sales	1.6	0.5	3.7	2.7
Total net sales	$ 721.8	$ 613.2	$ 2,802.3	$ 2,471.4
Adjusted earnings before interest and taxes (EBIT) (2)	$ 94.6	$ 71.6	$ 382.9	$ 221.5
Adjusted EBIT Margin (2)	13.1%	11.7%	13.7%	9.0%

Steel Group
Net sales to external customers	$ 350.5	$ 161.9	$ 1,256.9	$ 672.9
Intergroup sales	29.3	11.6	102.6	42.0
Total net sales	$ 379.8	$ 173.5	$ 1,359.5	$ 714.9
Adjusted earnings (loss) before interest and taxes (EBIT) (2)	$ 42.1	$ 2.5	$ 146.3	$ (57.9)
Adjusted EBIT Margin (2)	11.1%	1.4%	10.8%	-8.1%

Unallocated corporate expense	$ (17.6)	$ (12.9)	$ (66.8)	$ (48.7)
Intergroup eliminations income (4)	$ 0.7	$ 1.9	$ 3.3	$ 8.1

Consolidated
Net sales to external customers	$ 1,070.7	$ 774.6	$ 4,055.5	$ 3,141.6
Adjusted earnings before interest and taxes (EBIT) (2)	$ 119.8	$ 63.1	$ 465.7	$ 123.0
Adjusted EBIT Margin (2)	11.2%	8.1%	11.5%	3.9%

(1)  "Adjusted" statements exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits for all periods shown.  Management believes that the Adjusted Consolidated Statement of Income may be helpful in understanding the company's performance and therefore useful to investors.

(2)  EBIT is defined as operating income plus other income (expense).  EBIT Margin is EBIT as a percentage of net sales.  EBIT and EBIT margin on a segment basis exclude certain special items set forth above.  EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company's business segments and EBIT disclosures are responsive to investors.

(3) Discontinued Operations relate to the sale of the Needle Roller Bearings (NRB) operations to JTEKT Corporation on December 31, 2009.

(4) Intergroup eliminations represent intergroup profit or loss between the Steel Group and the Bearings and Power Transmission Group.

Reconciliation of net income (loss) attributable to The Timken Company and EPS - diluted.

This reconciliation is provided as additional relevant information about the company's performance.  Management believes adjusted earnings per share are more representative of the company's performance and therefore useful to investors.  Management also believes that it is appropriate to compare GAAP income from continuing operations to adjusted income from continuing operations in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts and gain/loss on sale of non-strategic assets.

	Fourth Quarter				Full Year
	2010		2009		2010		2009
(Dollars in millions, except share data)	$	EPS (5)	$	EPS (5)	$	EPS (5)	$	EPS (5)
Net income (loss) attributable to The Timken Company	$ 90.3	$ 0.91	$ (20.2)	$ (0.21)	$ 274.8	$ 2.81	$ (134.0)	$ (1.39)
Less: Income (loss) from discontinued operations, net of income taxes	4.0	0.04	(12.7)	(0.13)	7.4	0.08	(72.6)	(0.75)
Net income (loss) from continuing operations attributable to The Timken Company	86.3	0.87	(7.5)	(0.08)	267.4	2.73	(61.4)	(0.64)
Pre-tax special items:
Manufacturing rationalization/reorganization expenses - cost of products sold	1.4	0.01	4.6	0.05	5.5	0.06	8.2	0.09
Rationalization/reorganization expenses - SG&A	0.1	0.00	1.3	0.01	0.8	0.01	2.9	0.03
Impairment and restructuring	12.3	0.12	80.0	0.83	21.7	0.22	164.1	1.71
Special items - other (income) expense	(2.0)	(0.02)	1.4	0.01	(2.3)	(0.02)	2.0	0.02
Provision for income taxes (6)	(24.3)	(0.25)	(50.3)	(0.52)	(3.8)	(0.04)	(58.8)	(0.61)
Special items attributable to noncontrolling interest	(0.4)	(0.00)	0.1	0.00	(0.4)	(0.00)	(6.1)	(0.06)
Adjusted net income from continuing operations attributable to The Timken Company	73.4	0.74	29.6	0.31	288.9	2.95	50.9	0.53
Add: adjusted (loss) from discontinued operations	-	-	9.4	0.09	-	-	(20.2)	(0.21)
Adjusted net income attributable to The Timken Company	$ 73.4	$ 0.74	$ 39.0	$ 0.40	$ 288.9	$ 2.95	$ 30.7	$ 0.32

Income (loss) from continuing operations	$ 86.6	$ 0.88	$ (7.2)	$ (0.07)	$ 269.5	$ 2.76	$ (66.0)	$ (0.69)
Less: Net income (loss) attributable to noncontrolling interest	0.3	0.00	0.3	0.00	2.1	0.02	(4.6)	(0.05)
Net income (loss) from continuing operations attributable to The Timken Company	$ 86.3	$ 0.87	$ (7.5)	$ (0.08)	$ 267.4	$ 2.73	$ (61.4)	$ (0.64)

Income (loss) from discontinued operations, net of income taxes	$ 4.0	$ 0.04	$ (12.7)	$ (0.13)	$ 7.4	$ 0.08	$ (72.6)	$ (0.75)
Special items, discontinued operations	(4.0)	(0.04)	22.1	0.22	(7.4)	(0.08)	52.4	0.54
Adjusted income (loss) from discontinued operations, net of income taxes	$ -	$ -	$ 9.4	$ 0.09	$ -	$ -	$ (20.2)	$ (0.21)

(5) EPS amounts may not sum due to rounding differences

(6)  Provision for income taxes includes the tax impact on pre-tax special items, the impact of discrete tax items recorded during the respective periods, as well as adjustments to reflect the use of one overall effective tax rate on Adjusted pre-tax income in interim periods.

Reconciliation of GAAP income from continuing operations before income taxes

This reconciliation is provided as additional relevant information about the company's performance.  Management believes Consolidated adjusted earnings before interest and taxes (EBIT)  and Total Bearings and Power Transmission adjusted EBIT are more representative of the company's performance and therefore useful to investors.  Management also believes that it is appropriate to compare GAAP income from continuing operations before income taxes to Consolidated adjusted EBIT in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts and gain/loss on sale of non-strategic assets.

	Fourth Quarter		Full Year
	2010	2009	2010	2009
(Dollars in millions) (Unaudited)
Income (loss) from continuing operations before income taxes	$ 99.9	$ (38.3)	$ 405.5	$ (94.2)

Pre-tax reconciling items:
Interest expense	9.5	14.7	38.2	41.9
Interest income	(1.4)	(0.6)	(3.7)	(1.9)
Manufacturing rationalization/reorganization expenses - cost of products sold	1.4	4.6	5.5	8.2
Rationalization/reorganization expenses - SG&A	0.1	1.3	0.8	2.9
Impairment and restructuring	12.3	80.0	21.7	164.1
Special items - other (income) expense	(2.0)	1.4	(2.3)	2.0
Consolidated adjusted earnings before interest and taxes (EBIT)	$ 119.8	$ 63.1	$ 465.7	$ 123.0

Steel Group adjusted (earnings) loss before interest and taxes (EBIT)	$ (42.1)	$ (2.5)	$ (146.3)	$ 57.9
Unallocated corporate expense	17.6	12.9	66.8	48.7
Intergroup eliminations expense	(0.7)	(1.9)	(3.3)	(8.1)
Total Bearings and Power Transmission Group adjusted earnings before interest and taxes (EBIT)	$ 94.6	$ 71.6	$ 382.9	$ 221.5

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
(Dollars in millions) (Unaudited)	December 31, 2010	December 31, 2009
Short-term debt	$ 32.0	$ 43.4
Long-term debt	481.7	469.3
Total Debt	513.7	512.7
Less: Cash and cash equivalents	(877.1)	(755.5)
Net (Cash) Debt	$ (363.4)	$ (242.8)

Shareholders' equity	$ 1,941.8	$ 1,595.6

Ratio of Total Debt to Capital	20.9%	24.3%
Ratio of Net (Cash) Debt to Capital (Leverage)	(23.0%)	(17.9%)

This reconciliation is provided as additional relevant information about The Timken Company's financial position. Capital is defined as total debt plus shareholders' equity.
Management believes Net (Cash) Debt is more indicative of Timken's financial position, due to the amount of cash and cash equivalents.

	For the Quarter Ended		For the Year Ended
Free cash flow:	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
(Dollars in millions) (Unaudited)
Net cash provided by operating activities	$ (0.7)	$ 163.4	$ 312.7	$ 587.6
Less: capital expenditures	(54.6)	(33.1)	(115.8)	(114.1)
Less: cash dividends paid to shareholders	(17.5)	(8.7)	(51.3)	(43.3)
Free cash flow	$ (72.8)	$ 121.6	$ 145.6	$ 430.2

Plus: fourth quarter discretionary pension and postretirement contributions of $154 million, net of the tax benefit of $50.3 million	103.7		103.7
Free cash flow less fourth quarter discretionary contributions	$ 30.9		$ 249.3

Management believes that free cash flow and free cash flow less discretionary pension and postretirement contributions are useful to investors because they are meaningful indicators of cash generated from operating activities available for the execution of its business strategy.

CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in millions) (Unaudited)	December 31,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$ 877.1	$ 755.5
Accounts receivable	516.6	411.2
Inventories, net	828.5	671.2
Other current assets	177.0	184.6
Total Current Assets	2,399.2	2,022.5
Property, Plant and Equipment - Net	1,267.7	1,335.2
Goodwill	224.4	221.7
Other assets	289.1	427.5
Total Assets	$ 4,180.4	$ 4,006.9

LIABILITIES
Accounts payable	$ 263.5	$ 156.0
Short-term debt	32.0	43.4
Income taxes	14.7	9.2
Accrued expenses	409.7	331.8
Total Current Liabilities	719.9	540.4

Long-term debt	481.7	469.3
Accrued pension cost	394.5	690.9
Accrued postretirement benefits cost	531.2	604.2
Other non-current liabilities	111.3	106.5
Total Liabilities	2,238.6	2,411.3

EQUITY
The Timken Company shareholders' equity	1,925.0	1,577.6
Noncontrolling Interest	16.8	18.0
Total Equity	1,941.8	1,595.6
Total Liabilities and Equity	$ 4,180.4	$ 4,006.9

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions) (Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009
Cash Provided (Used)
OPERATING ACTIVITIES
Net income (loss) attributable to The Timken Company	$ 90.3	$ (20.2)	$ 274.8	$ (134.0)
(Earnings) loss from discontinued operations	(4.0)	12.7	(7.4)	72.6
Net income (loss) attributable to noncontrolling interest	0.3	0.3	2.1	(4.6)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	47.5	50.7	189.7	201.5
Impairment charges	2.7	77.6	4.7	113.7
Pension and other postretirement expense	24.1	19.6	93.1	96.7
Pension and other postretirement benefit contributions and payments	(172.6)	(24.3)	(337.0)	(113.5)
Changes in operating assets and liabilities:
Accounts receivable	36.1	46.1	(104.8)	174.5
Inventories	(54.8)	44.6	(150.0)	356.1
Accounts payable and accrued expenses	27.4	(11.9)	173.6	(156.1)
Income taxes	9.2	(32.6)	156.0	(25.8)
Other - net	(10.9)	18.1	10.5	18.9
Net Cash (Used) Provided by Operating Activities - Continuing Operations	(4.7)	180.7	305.3	600.0
Net Cash Provided (Used) by Operating Activities - Discontinued Operations	4.0	(17.3)	7.4	(12.4)
Net Cash (Used) Provided By Operating Activities	(0.7)	163.4	312.7	587.6
INVESTING ACTIVITIES
Capital expenditures	(54.6)	(33.1)	(115.8)	(114.1)
Acquisitions	(6.5)	-	(22.6)	(0.4)
Investments - net	15.0	-	(15.0)	-
Divestments	-	303.6	-	303.6
Other	0.4	0.3	0.5	7.5
Net Cash (Used) Provided by Investing Activities - Continuing Operations	(45.7)	270.8	(152.9)	196.6
Net Cash Used by Investing Activities - Discontinued Operations	-	(0.8)	-	(2.3)
Net Cash (Used) Provided by Investing Activities	(45.7)	270.0	(152.9)	194.3
FINANCING ACTIVITIES
Cash dividends paid to shareholders	(17.5)	(8.7)	(51.3)	(43.3)
Purchase of treasury shares, net	-	-	(29.2)	-
Net proceeds from common share activity	20.9	0.2	50.4	0.9
Net proceeds (payments) from credit facilities	20.1	(288.6)	0.7	(124.9)
Decrease in restricted cash	-	248.2	-	-
Other	-	(10.8)	(3.5)	(10.8)
Net Cash Provided (Used) by Financing Activities	23.5	(59.7)	(32.9)	(178.1)
Effect of exchange rate changes on cash	0.2	(1.0)	(5.3)	18.3
(Decrease) Increase In Cash and Cash Equivalents	(22.7)	372.7	121.6	622.1
Cash and cash equivalents at beginning of period	899.8	382.8	755.5	133.4
Cash and Cash Equivalents at End of Period	$ 877.1	$ 755.5	$ 877.1	$ 755.5

CONTACT: Media: Lorrie Paul Crum, +1-330-471-3514, Mobile, +1-330-224-5021, lorrie.crum@timken.com, or Investors, Steve Tschiegg, +1-330-471-7446, steve.tschiegg@timken.com, both of The Timken Company